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                                                                  EXHIBIT 99.1

[SOS STAFFING SERVICES LOGO]

PRESS RELEASE -- FOR IMMEDIATE RELEASE

                                        CONTACT: GARY B. CROOK
                                                 CHIEF FINANCIAL OFFICER
                                                 (801) 484-4400

          SOS STAFFING SERVICES, INC. ANNOUNCES ITS INTENT TO ACQUIRE
              WOLFE & ASSOCIATES, INC. OF ALBUQUERQUE, NEW MEXICO

SALT LAKE CITY, UTAH -- November 6, 1996 -- SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) announced today it has signed a contract to acquire Wolfe & Associates, Inc. (Wolfe) of Albuquerque, New Mexico. Wolfe is an information technology company providing consulting services, project management, information systems design, programming and other information technology related staffing services to private-sector and public-sector clients throughout the United States. Offices are located in Albuquerque, New Mexico; Pleasanton, California; and Tustin, California. In addition, Wolfe has an on-site facility in Juneau, Alaska and sales representatives in Minneapolis, Minnesota and Chicago, Illinois. The transaction will add approximately $4 million in annualized revenues to SOS. Terms of the acquisition were not disclosed.

Richard D. Reinhold, Chairman and Chief Executive Officer of SOS, commented, "We feel this is an important acquisition for SOS. Wolfe is an outstanding high-end information technology consulting and staffing company with offices in Albuquerque, as well as Northern and Southern California. These are all key areas in our expansion plans and give us a presence and base to develop our other operating divisions in these markets. Wolfe will be our third information technology acquisition this year. Equally important, the principals of Wolfe & Associates will assume top management positions with our growing information technology division and provide SOS with added expertise and leadership to further expand this division."

SOS Staffing Services, Inc. offers a full range of staffing services through its network of offices located in the states of Arizona, California, Colorado, Idaho, Nevada, Oregon, New Mexico, Texas, Utah and Wyoming. The addition of Wolfe & Associates and the recently announced acquisition of R.H.W., Inc. will give SOS 79 offices.